                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 Amendment No. 1
                                       to


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                                 Date of Report:
                                  JUNE 9, 1997
                        (Date of Earliest Event Reported)


                                   CYRK, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


      0-21878                                           04-3081657
(Commission File Number)                   (I.R.S. Employer Identification No.)


                        3 POND ROAD, GLOUCESTER, MA 01930
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (508) 283-5800
              (Registrant's Telephone Number, Including Area Code)

The undersigned registrant hereby amends its current report on Form 8-K dated June 24, 1997 to include the financial statements required by Item 7(a) and the pro forma financial information required by Item 7(b).



ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

On June 9, 1997, the registrant acquired all of the issued and outstanding capital stock of Simon Marketing, Inc. ("Simon"), a Nevada corporation, by means of the merger of Simon with and into SMI Merger, Inc. ("SMI"), a wholly-owned subsidiary of the registrant, with SMI being the surviving corporation. The aggregate consideration paid to Allan Brown and Eric Stanton, the holders of all of the issued and outstanding Simon common stock prior to the merger, consisted of $45,000,000, composed of (i) $25,000,000 in cash and (ii) 1,840,138 shares of the registrant's common stock. If certain performance targets are achieved an additional $5,000,000 may be paid to Allan Brown and Eric Stanton in the form of shares of the registrant's common stock. In addition, $3,350,000 was paid to key employees of Simon at closing. An additional $9,600,000 will be paid to such persons within four years of the closing of which $5,100,000 is to be paid in cash and $4,500,000 in the form of shares of the registrant's common stock.



The unaudited pro forma condensed combined balance sheet included in this report assumes the acquisition took place on March 31, 1997, while the unaudited pro forma condensed combined statements of operations included in this report assume the acquisition took place on January 1, 1996. The unaudited pro forma combined financial statements reflect the acquisition being accounted for under the purchase method.



ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired:

     Simon Marketing, Inc. and Subsidiaries
     Report of Independent Public Accountants
     Consolidated Balance Sheet as of November 30, 1996
     Consolidated Statement of Operations and Retained Earnings for the Year Ended November 30, 1996
     Consolidated Statement of Cash Flows for the Year Ended November 30, 1996 Notes to Consolidated Financial Statements

     Simon Marketing, Inc. and Subsidiaries
     Consolidated Balance Sheet as of February 28, 1997
     Consolidated Statement of Operations and Retained Earnings for the Three Months Ended February 28, 1997
     Consolidated Statement of Cash Flows for the Three Months Ended
     February 28, 1997
     Notes to Consolidated Financial Statements

(b)  Pro Forma Financial Information:

     Pro Forma Condensed Combined Balance Sheet as of March 31, 1997 Pro Forma Condensed Combined Statements of Operations:
       For the Year Ended December 31, 1996
       For the Three Months Ended March 31, 1997
     Notes to Pro Forma Condensed Combined Financial Information

(c)  Exhibits:

     Exhibit 23 Consent of Arthur Andersen LLP - Independent Accountants, filed herewith

     Exhibit 99.2 Amended Cautionary Statement for Purposes of the "Safe Harbor"
                  Provisions of the Private Securities Litigation Act of 1995, filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CYRK, INC.



Date: July 23, 1997               By:/s/ Dominic F. Mammola
                                     ----------------------
                                     Dominic F. Mammola
                                     Vice President and Chief Financial Officer
                                    (duly authorized officer and principal
                                     financial and accounting officer)

                                                                       Item 7(a)





                     SIMON MARKETING, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF NOVEMBER 30, 1996
                     TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------




To the Shareholders of
  Simon Marketing, Inc.:

We have audited the accompanying balance sheets of SIMON MARKETING, INC. (a Nevada corporation) and subsidiaries as of November 30, 1996 and the related consolidated statements of operations and retained earnings and cash flows for the year ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Simon Marketing International Limited, which statements reflect total assets of 22 percent and revenues of 8 percent of the consolidated totals in 1996. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for this entity, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simon Marketing, Inc. and subsidiaries as of November 30, 1996 and the results of their operations and their cash flows for the year ended November 30, 1996 in conformity with generally accepted accounting principles.




                                          ARTHUR ANDERSEN LLP



Los Angeles, California
February 11, 1997

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                           CONSOLIDATED BALANCE SHEET
                           --------------------------


                                     ASSETS
                                     ------

                                NOVEMBER 30, 1996
                                -----------------


CURRENT ASSETS:
   Cash                                             $ 23,388,715
   Trade accounts receivable, net
     of reserves of $579,000                          20,978,932
   Income tax/VAT receivable                             485,246
   Inventories                                        10,399,265
   Prepaid expenses and other                            334,120
   Deferred income taxes                                 440,000
                                                    ------------
                                                      56,026,278
                                                    ------------

PROPERTY AND EQUIPMENT, net:
   Furniture and office equipment                      4,839,485
   Automobiles                                           282,717
   Leasehold improvements                                596,761
                                                    ------------
                                                       5,718,963
   Less--Accumulated depreciation
     and amortization                                 (3,409,481)
                                                    ------------
                                                       2,309,482
                                                    ------------

OTHER ASSETS:
   Advances to officers and employees                    415,225
   Deposits and other                                    424,268
   Deferred income taxes                                 660,000
                                                    ------------
                                                       1,499,493
                                                    ------------
                                                    $ 59,835,253
                                                    ============






                     The accompanying notes are an integral
                     part of this consolidated balance sheet.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                           CONSOLIDATED BALANCE SHEET
                           --------------------------


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                NOVEMBER 30, 1996
                                -----------------


CURRENT LIABILITIES:
   Short term borrowings                                $   876,880
   Current portion of long term obligations                 117,242
   Accounts payable                                      23,058,470
   Accrued expenses and other                             8,081,278
   Due to affiliates                                      3,405,982
   Income taxes/VAT payable                               3,072,738
   Deferred revenue                                       7,779,643
                                                        -----------
                                                         46,392,233
                                                        -----------

RESERVE FOR INCOME TAXES AND INTEREST                     1,665,323
                                                        -----------

LONG TERM OBLIGATIONS                                       292,956
                                                        -----------

LONG TERM LEASE LIABILITY                                 3,253,266
                                                        -----------

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS' EQUITY:
   Common stock, $0.10 par value:
      Authorized--500,000 shares
      Outstanding--166,500 shares                            16,650
   Additional paid-in capital                                42,500
   Retained earnings                                      7,583,776
   Cumulative translation adjustment                        588,549
                                                        -----------
                                                          8,231,475
                                                        -----------
                                                        $59,835,253
                                                        ===========





                     The accompanying notes are an integral
                    part of this consolidated balance sheet.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
           ----------------------------------------------------------


                      FOR THE YEAR ENDED NOVEMBER 30, 1996
                      ------------------------------------



REVENUES                                          $395,255,521

COSTS AND EXPENSES:
  Cost of products sold                            346,457,918
  Payroll and related taxes                         27,238,853
  General and administrative                        17,683,110
  Depreciation and amortization                        949,212
                                                  ------------

         Operating income                            2,926,428

INTEREST INCOME, net                                    34,869
                                                  ------------

         Income before income taxes                  2,961,297


PROVISION FOR INCOME TAXES                           2,809,145
                                                  ------------
   Net income                                          152,152
                                                  ------------

RETAINED EARNINGS, beginning of year                 7,431,624
                                                  ------------
RETAINED EARNINGS, end of year                    $  7,583,776
                                                  ============






                     The accompanying notes are an integral
                      part of this consolidated statement.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

                           Increase (decrease) in cash
                           ---------------------------

                      FOR THE YEAR ENDED NOVEMBER 30, 1996
                      ------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $    152,152
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization                                     949,212
      Lease expense in excess of cash payments                          110,090
      Increase in long term obligations                                 213,395
      Net loss on sale of assets                                         26,573
      Changes in assets and liabilities:
        Trade accounts receivable, net                                3,177,042
        Due to affiliate                                              1,617,034
        VAT and income taxes receivable                                 924,003
        Inventories                                                   2,074,974
        Prepaid expenses and other                                      203,455
        Deposits and other                                                7,210
        Accounts payable                                              6,964,574
        Accrued expenses and other                                    3,463,844
        Income taxes/VAT payable                                      1,688,877
        Deferred revenue                                                929,898
                                                                   ------------
          Net cash provided by operating activities                  22,502,333
                                                                   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property and equipment                                (1,589,751)
  Proceeds from sale of assets                                           63,676
  Advances to officers and employees                                    487,672
                                                                   ------------
          Net cash used in investing activities                      (1,038,403)
                                                                   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short term borrowings, net                             (3,571,728)
  Payments of principal portion of
    capital leases                                                      (45,227)
                                                                   ------------
          Net cash used in financing activities                      (3,616,955)
                                                                   ------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                  368,455
                                                                   -------------
NET INCREASE IN CASH                                                  18,215,430

CASH, beginning of year                                                5,173,285
                                                                   -------------
CASH, end of year                                                  $  23,388,715
                                                                   =============

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                       $     215,000
                                                                   =============
    Income taxes                                                   $   1,354,000
                                                                   =============





               The accompanying notes are an integral part of this
                             consolidated statement.

                    SIMON MARKETING, INC. AND SUBSIDIARIES
                    --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                NOVEMBER 30, 1996
                                -----------------



1.   Summary of Business and Significant Accounting Policies
     -------------------------------------------------------

     a.   Description of Business
          -----------------------

     Simon Marketing, Inc., a Nevada corporation, and its wholly owned subsidiaries, are collectively referred to herein as the Company or Simon. The Company designs and implements sales promotions for companies which are primarily in the food service industry. Promotion activities include games and contests, coupon offers and promotional retail items. The Company conducts promotions for businesses operating throughout the United States and in foreign countries.

     b.   Principles of Consolidation
          ---------------------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Simon Marketing International GmbH (a German corporation), Simon Marketing International Limited (a United Kingdom corporation), Simon Marketing International Services Limited (a United Kingdom corporation), and Simon Marketing Consulting (Canada) Limited (a Canada corporation). All significant accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

     c.   Use of Estimates
          ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates include reserve for income taxes and interest, long term lease liabilities, deferred income taxes and accrued expenses and other. Actual results could differ from those estimates.

     d.   Revenue Recognition
          -------------------

     Revenues include amounts paid for promotional items and consulting fees. Revenues are recognized when promotional goods are shipped or when services are provided. Deferred revenue includes deposits related to merchandise for which the Company has received payment but for which title and risk of loss have not passed. Consulting fees are generally recognized on a cash basis and were approximately $5,863,000 for the year ended November 30, 1996.


     e.   Inventories
          -----------

     Inventories include actual costs of materials incurred for specific promotions.

     f.   Advances to Officers and Employees
          ----------------------------------

     Advances to officers and employees consist primarily of unsecured, non-interest bearing loans with face values of up to $325,000. These notes contain no stipulated repayment terms.

     g.   Property and Equipment
          ----------------------

     Property and equipment are stated at cost. Furniture and office equipment are depreciated either on the straight-line or double declining balance method up to eight years or the useful life of the assets, if shorter. Leasehold improvements are amortized using the straight-line method over the life of the lease.

     The Company follows the policy of capitalizing expenditures that significantly increase the useful life of the related assets. Ordinary repairs and maintenance are charged to operations as incurred. The cost and related accumulated depreciation and amortization of property and equipment retired or sold are removed from the accounts, and the gain or loss resulting from the disposition is reflected in operations.

     h.   Foreign Currency Translation
          ----------------------------

     The functional currency applicable to the subsidiaries is their local currency. Assets and liabilities are translated from the functional currency into United States dollars at the exchange rates prevailing on the balance sheet dates. Income and expenses are translated at the weighted average exchange rate in effect during the year. The effect of translating the financial statements of the subsidiaries is included as a separate component of shareholders' equity entitled cumulative translation adjustment.

     The cumulative translation adjustment amounted to an increase in equity of approximately $99,000 for the year ended November 30, 1996. The aggregate effect of exchange rate changes during the year ended November 30, 1996 was a loss of approximately $705,000 which is included in general and administrative expense in the accompanying consolidated statement of operations.

     i.   Concentration of Risk
          ---------------------

     Approximately 95 percent of the Company's revenues for the year ended November 30, 1996 were from an affiliated group of customers.

     The Company maintains cash with various financial institutions. These financial institutions are located in different geographic locations throughout the world, and Company policy is designed to limit exposure with any one institution. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions. Cash balances generally exceed regulatory insured levels at various periods throughout the year.

     Accounts receivable represent unsecured balances due from customers and the Company is at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations. The Company has significant receivables from certain customers.

     The Company purchases a significant portion of its manufactured products from suppliers located in Southeast Asia, including the People's Republic of China. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, and changes in governmental policies. Management believes that if these foreign suppliers were no longer available, it would be able to obtain its manufactured products from existing suppliers located within the United States and other foreign countries. Management believes this would not have a near-term severe impact on its financial condition or results of operations.

     j.   Income Taxes
          ------------

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets and liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. SFAS No. 109 permits the recognition of a deferred tax asset if it is more likely than not that the future tax benefit will be realized. The Company does not recognize a deferred tax asset except to the extent that future years' deductible items will offset future year's taxable items, including currently undistributed earnings of foreign subsidiaries.

     Deferred income taxes are provided for temporary differences in the recognition of income and expense items between accounting for financial statement purposes and accounting for income tax purposes.

     k.   New Financial Accounting Pronouncements
          ---------------------------------------

     The requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", issued in October 1995 is effective for financial statements for years that begin after December 15, 1995. The effect of the new financial accounting pronouncement is not expected to be material. The Company will adopt the new financial accounting pronouncements beginning December 1, 1996.

2.   Short-Term Borrowing
     --------------------

The Company has the following lines of credit and other financing arrangements outstanding as of November 30, 1996 with various banks:

Unsecured line of credit of $2,000,000, interest payable monthly
  at the prime rate, expires in May 1997                                $  --

Loan and Security agreement of $5,000,000, availability based on
  90 percent of eligible accounts receivable, interest payable quarterly at a rate that approximates the prime rate, secured by eligible accounts receivable, expires in September 1997. As of
  November 30, 1996, approximately $2,889,000 was available for
  future borrowings under this agreement.                                877,000

Lines of credit of DM 10,000,000 for working capital needs of
  Simon Marketing, International GmbH. At November 30, 1996, a
  letter of credit for DM 1,097,000 was issued under this credit facility. No amounts have been drawn under the letter of credit
  at November 30, 1996.                                                    --
                                                                        --------
                                                                        $877,000
                                                                        ========


Additionally, the Company has a letter of credit line of $5,000,000 which is secured by cash deposits equaling 10% of any outstanding letter of credit amounts. Interest at prime rate is payable monthly on amounts drawn under this facility. This line expires in May 1997. At November 30, 1996, there is an outstanding irrevocable letter of credit for $320,000 which has not been drawn upon. The amount of this letter of credit decreases by $80,000 per year, beginning in 1997, if not drawn upon. The letter of credit expires in June 2000. Restricted cash of $32,000 is included in cash in the accompanying consolidated balance sheet.

Substantially all of the Company's assets are pledged as collateral under the Company's credit facilities.

The Company has a bank guarantee in the amount of GBP 600,000 to cover future duties and customs in the United Kingdom. The bank charges a one percent annual guarantee commission on the face value of the guarantee. No amounts are outstanding under this guarantee at November 30, 1996.

3.   Income Taxes
     ------------

Income tax provision is comprised of the following:

Current
  U.S. Federal                                   $  352,000
  Foreign                                         2,162,000
  State                                              16,000
Deferred
  U.S. Federal                                      203,000
  Foreign                                              --
  State                                              76,000
                                                 ----------
Total income tax expense                         $2,809,000
                                                 ==========

The reconciliation between the actual provision for income taxes and the provision for income taxes at the U.S. federal statutory rate (34%) is as follows:

U.S. federal statutory rate of tax               $1,007,000
Foreign earnings taxed at
  different rates                                   631,000
State taxes, net of federal benefit                    --
Foreign withholding tax                             182,000
Temporary items not benefited                       339,000
Non-deductible items                                598,000
Other                                                52,000
                                                 ----------
    Total income tax expense                     $2,809,000
                                                 ==========

Deferred tax assets at November 30, 1996 are comprised of the following:

Foreign tax credit carry forwards                $ 1,774,000
Interest reserves                                    422,000
Deferred lease liabilities                           313,000
Vacation and payroll accruals                        659,000
Bad debt and inventory reserves                      174,000
Prepaid revenue                                      267,000
Medical and general accruals                         581,000
State income taxes                                   182,000
Book/tax depreciation                                206,000
                                                 -----------
Gross deferred tax assets                          4,578,000
Deferred tax asset valuation allowance            (3,478,000)
                                                 -----------
Net deferred tax assets                          $ 1,100,000
                                                 ===========

United States and foreign earnings (losses) before income taxes were as follows as of November 30, 1996:

United States                                    $ (975,000)
Foreign                                           3,936,000
                                                 ----------
                                                 $2,961,000
                                                 ==========

The Internal Revenue Service (IRS) has disallowed certain prior year deductions related to a limited partnership investment of the Company. Management has retained legal counsel and filed a petition in the United States Tax Court. The accompanying financial statements include reserves for taxes and interest, based upon proposed settlement submitted to the IRS. If such settlement is not ultimately attained, the Company's liability would be increased.

No provision was made in 1996 for U.S. income taxes on the undistributed earnings of the foreign subsidiaries, as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time or repatriate such earnings only when tax effective to do so, including the utilization of items expensed for financial accounting purposes, but not yet expensed for income tax reporting purposes. At November 30, 1996, undistributed earnings of the foreign subsidiaries amount to $5,906,000.

At November 30, 1996, the Company had U.S. foreign tax credit carry forwards of $1,774,000 of which $1,097,000 expires in 1998, $244,000 expires in 1999 and
$433,000 expires in 2001. In addition, the Company has various U.S. federal alternative minimum tax credit carry forwards and various state net operating loss carry forwards.

4.   Related-Party Transactions
     --------------------------

Simon's shareholders are also the sole shareholders of a Hong Kong based company which provides quality control services related to the manufacturing of promotion premium items and related services to Simon. Included in the Company's November 30, 1996 cost of products sold are charges of approximately $6,717,000 from this affiliate. The Company had outstanding amounts due to this related party of $3,406,000 at November 30, 1996.

5.   Commitments and Contingencies
     -----------------------------

     a.   Leases and Other Long Term Obligations
          --------------------------------------

     The Company leases office and warehouse facilities and office equipment under operating leases expiring at various dates through November 2006. Under the terms of certain office lease agreements, the Company had free or reduced rent until 1993. The Company accrued and recognized the effective straight-line rent expense during this free rent period. The amount of accrued but unpaid office rent at November 30, 1996 is approximately $2,696,000, which has been included within long term obligations in the accompanying consolidated balance sheet. During the year ended November 30, 1996, approximately $110,000 has been added to this reserve.

     During 1996, the Company entered into a five year sublease agreement for a portion of its office facilities through October 2001. The rental income under this sublease is less than the Company's effective straight-line rent expense for this space. The Company's obligation for this space, less anticipated sublease income, have been discounted, and the net present value obligation of $557,000 is included in the accompanying balance sheet. During the year ended November 30, 1996, approximately $106,000 has been charged against this reserve.

     At November 30, 1996, future minimum payments under capital leases/other long term obligations and under non-cancelable operating leases consist of the following:

                                      Capital Leases/         Noncancelable
                                      Other Long Term           Operating
                                        Obligations               Leases

     Year ending November 30:
            1997                          $118,000             $ 3,520,000
            1998                           116,000               3,219,000
            1999                           110,000               2,868,000
            2000                            80,000               2,690,000
            2001                              --                 1,907,000
            Thereafter                        --                 9,706,000
                                          --------             -----------
     Total minimum payments                424,000             $23,910,000
                                                               ===========
     Less--Amount representing
       interest                             14,000
                                          --------
     Present value of minimum
       payment                             410,000
     Less--Current portion                 117,000
                                          --------
                                          $293,000
                                          ========

     In addition to minimum rentals, certain of the operating leases are triple net leases that provide for additional payments based on increases in various common area operating expenses. Rental expense for operating leases was approximately $2,986,000 for the year ended November 30, 1996.

     b.   Litigation
          ----------

     In connection with the discontinuance of its supermarket operations, the Company filed a lawsuit in fiscal 1993 against its former contractual partner. The Company's suit alleges breach of contract, interference and other items claiming damages in excess of $1,000,000. The defendant has countersued the Company alleging similar charges and also claiming damages in excess of $1,000,000. While the Company believes it has meritorious defenses against the suit, the ultimate resolution of this matter, which is expected to occur in 1997, is unknown at this time.

     The Company is currently involved in other litigation arising from the normal course of business. While the Company believes it has meritorious defenses against the suits and sufficient insurance, the ultimate resolution of these matters cannot be reasonably determined at this time. Management does not believe the outcome of these suits will have a material impact on the Company's financial position or results from operations.

     c.   Employment Agreements
          ---------------------

     Certain key employees have entered into deferred compensation agreements under which they would be entitled to compensation, as defined, in the event of a change in ownership of 50 percent or more in the Company. As the amount which would be paid is based upon the ultimate sales price of the Company, the payment cannot be quantified at this time and thus no provision has been recorded in the accompanying financial statements. An employee of the Company is entitled to a $300,000 payment in the event of his death.

6.   Geographical Information and Major Customers
     --------------------------------------------

The Company conducts operations in many countries including the United States, Canada, Latin America, Germany, France, Japan and the United Kingdom. Transfers between geographic areas are accounted for based on established sales prices between the related companies. In computing earnings from operations for foreign subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

Identifiable assets of European and other foreign subsidiaries are those assets related to the operations of those subsidiaries. Unites States assets consist of all other operating assets of the Company. Locations included within Europe in the table below are Germany, France and the United Kingdom. Canada, Latin America and Japan are included within other foreign subsidiaries.

                                                Other
                  United                       Foreign
                  States          Europe     Subsidiaries  Eliminations  Consolidated
               ------------    ------------   -----------   ----------   ------------

1996
 Revenues      $222,365,000    $133,726,000   $39,165,000   $     --     $395,256,000
               ============    ============   ===========   ==========   ============

Income
 (loss) from
 operations    $ (2,394,000)   $  3,468,000   $ 1,886,000   $  (34,000)  $  2,926,000
               ============    ============   ===========   ==========   ============

Identifiable
 assets        $ 19,592,000    $ 28,200,000   $ 7,351,000   $4,692,000   $ 59,835,000
               ============    ============   ===========   ==========   ============

                     SIMON MARKETING, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF FEBRUARY 28, 1997

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                                   (Unaudited)
                                   -----------

                                     ASSETS
                                     ------

                                FEBRUARY 28, 1997
                                -----------------


CURRENT ASSETS:

    Cash                                                           $22,864,027
    Trade accounts receivable, net
      of reserves of $515,000                                       28,215,748
    Income tax/VAT receivable                                           97,833
    Inventories                                                      5,613,137
    Due from affiliates                                                360,766
    Prepaid expenses and other                                         545,932
    Deferred income taxes                                              440,000
                                                                   -----------
                                                                    58,137,443
                                                                   -----------

PROPERTY AND EQUIPMENT, net:
    Furniture and office equipment                                   5,247,358
    Automobiles                                                        352,178
    Leasehold improvements                                             849,466
                                                                   -----------
                                                                     6,449,002
    Less--Accumulated depreciation
      and amortization                                              (3,567,088)
                                                                   -----------
                                                                     2,881,914
                                                                   -----------

OTHER ASSETS:
    Advances to officers and employees                                 414,845
    Deposits and other                                                 441,786
    Deferred income taxes                                              660,000
                                                                   -----------
                                                                     1,516,631
                                                                   -----------
                                                                   $62,535,988
                                                                   ===========




                     The accompanying notes are an integral
                    part of this consolidated balance sheet.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                                   (Unaudited)
                                   -----------

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                FEBRUARY 28, 1997
                                -----------------

CURRENT LIABILITIES:
    Short term borrowings                                            $ 1,552,417
    Current portion of long term obligations                              35,000
    Accounts payable                                                  32,504,842
    Accrued expenses                                                   6,989,566
    Deferred revenue                                                   6,410,102
    Income taxes/VAT payable                                           2,491,027
                                                                     -----------
                                                                      49,982,954
                                                                     -----------

RESERVE FOR INCOME TAXES AND INTEREST                                  1,697,770
                                                                     -----------

LONG TERM OBLIGATIONS                                                    290,506
                                                                     -----------

LONG TERM LEASE LIABILITY                                              3,201,751
                                                                     -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Common stock, $0.10 par value:
         Authorized--500,000 shares
         Outstanding--166,500 shares                                      16,650
    Additional paid-in capital                                            42,500
    Retained earnings                                                  6,967,724
    Cumulative translation adjustment                                    336,133
                                                                     -----------
                                                                       7,363,007
                                                                     -----------
                                                                     $62,535,988
                                                                     ===========






                     The accompanying notes are an integral
                    part of this consolidated balance sheet.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
           ----------------------------------------------------------

                                   (Unaudited)
                                   -----------

                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1997
                  --------------------------------------------




REVENUES                                                          $101,583,414

COSTS AND EXPENSES:
  Cost of products sold                                             90,312,465
  Payroll and related taxes                                          6,733,777
  General and administrative                                         4,385,485
  Depreciation and amortization                                        263,512
                                                                  ------------
              Operating loss                                          (111,825)

INTEREST INCOME, net                                                   417,952
                                                                  ------------

              Income before income taxes                               306,127


PROVISION FOR INCOME TAXES                                             922,179
                                                                  ------------
   Net loss                                                           (616,052)
                                                                  ------------

RETAINED EARNINGS, beginning of year                                 7,583,776
                                                                  ------------
RETAINED EARNINGS, end of period                                  $  6,967,724
                                                                  ============













                     The accompanying notes are an integral
                      part of this consolidated statement.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

                                   (Unaudited)
                                   -----------

                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1997
                  --------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $  (616,052)
  Adjustments to reconcile net loss to net
      cash provided by operating activities:
      Depreciation and amortization                                    263,512
      Change in assets and liabilities:
        Increase in Trade accounts receivable, net                  (7,765,527)
        Increase in Due from affiliate                              (3,613,776)
        Decrease in VAT and income taxes receivable                    368,785
        Decrease in Inventories                                      4,273,663
        Increase in Prepaid expenses and other                        (238,782)
        Increase in Deposits and other                                 (17,533)
        Increase in Accounts payable                                 9,858,342
        Decrease in Accrued expenses and other                        (859,316)
        Decrease in Income taxes/VAT payable                          (432,339)
        Decrease in Deferred revenue                                (1,078,890)
        Increase in Deferred income taxes                               32,447
                                                                   -----------
          Net cash provided by operating activities                    174,534
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property and equipment                                 (883,682)
  Advances to officers and employees                                       380
                                                                   -----------
          Net cash used in investing activities                       (883,302)
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increases in short term borrowings, net                              675,935
  Payments of principal portion of
    capital leases                                                    (136,207)
                                                                   -----------
          Net cash provided by financing activities                    539,728
                                                                   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                               (355,648)
                                                                   -----------
NET DECREASE IN CASH                                                  (524,688)
CASH, beginning of year                                             23,388,715
                                                                   -----------
CASH, end of period                                                $22,864,027
                                                                   ===========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                                       $   215,000
                                                                   ===========
    Income taxes                                                   $ 1,354,000
                                                                   ===========

                     The accompanying notes are an integral
                      part of this consolidated statement.

                     SIMON MARKETING, INC. AND SUBSIDIARIES
                     --------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                   (Unaudited)
                                   -----------

                                February 28, 1997
                                -----------------


1. The accompanying unaudited financial statements have been prepared by the Company for interim reporting purposes only. Accordingly, they do not include all of the information and footnotes in accordance with generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements included in the Company's annual report for the year ended November 30, 1996. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods presented.

     The operating results for the three months ended February 28, 1997 are not necessarily indicative of the results to be expected for the full year.

                                                                       Item 7(b)



                                   CYRK, INC.
                                       AND
                              SIMON MARKETING, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (unaudited)
                                 (in thousands)

On June 9, 1997, Cyrk, Inc. ("Cyrk") acquired all of the issued and outstanding capital stock of Simon Marketing, Inc. ("Simon"), a Nevada corporation, by means of the merger of Simon with and into SMI Merger, Inc. ("SMI"), a wholly-owned subsidiary of the registrant, with SMI being the surviving corporation.

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Cyrk and Simon at March 31,1997 and February 28, 1997, respectively, and assumes the acquisition of Simon by Cyrk took place on March 31, 1997. The unaudited pro forma balance sheet information reflects the acquisition accounted for under the purchase method. The unaudited pro forma condensed combined balance sheet is shown for illustrative purposes only and is not necessarily indicative of the future financial position of the combined companies, or of the financial position of the combined companies had the transaction been in effect as of March 31, 1997.

The unaudited pro forma condensed combined balance sheet should be read in conjunction with the historical financial statements and related notes of the respective companies included elsewhere in this report or, in the case of Cyrk, previously filed with the Securities and Exchange Commission.



                                          Cyrk          Simon         Pro           Pro
                                        March 31,    February 28,    Forma         Forma
                 ASSETS                   1997          1997       Adjustments    Combined
                                          ----          ----       -----------    --------

Current assets:
 Cash and cash equivalents             $ 74,260       $22,864      $(28,350)(1)   $ 68,774
 Investments                              1,751                                      1,751
 Accounts receivable, net                50,892        28,216                       79,108
 Inventories                             26,518         5,613                       32,131
 Prepaid expenses and other
  current assets                         11,553         1,444                       12,997
                                       --------       --------     --------       --------
       Total current assets             164,974        58,137       (28,350)       194,761

Property and equipment, net              10,836         2,882                       13,718
Excess of cost over net assets
 acquired                                                            52,787(2)      52,787
Other assets                             11,365         1,517                       12,882
                                       --------       --------     --------       --------
                                       $187,175       $62,536      $ 24,437       $274,148
                                       ========       =======      ========       ========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings                     $ 14,803    $ 1,552    $              $ 16,355
 Current portion of long-term
  obligations                                               35                         35
 Accounts payable and accrued                                       2,200 (2)
  expenses                                   44,650     48,396      5,100 (1)     100,346
                                           --------    -------    -------        --------
      Total current liabilities              59,453     49,983      7,300         116,736

Long-term liabilities                           803      5,190                      5,993
                                           --------    -------    -------        --------

      Total liabilities                      60,256     55,173      7,300         122,729
                                           --------    -------    -------        --------

Stockholders' equity
                                                                       23 (1)
  Common stock                                  108         17        (17)(1)         131
                                                                   24,477 (1)
  Additional paid-in-capital                 87,623         42        (42)(1)     112,100
  Retained earnings                          39,616      6,968     (6,968)(1)      39,616
  Net unrealized loss on available-
   for-sale securities                          (25)                                  (25)
  Cumulative translation adjustment            (403)       336       (336)(1)        (403)
                                           --------    -------    -------        --------
      Total stockholders' equity            126,919      7,363     17,137         151,419
                                           --------    -------    -------        --------

                                           $187,175    $62,536    $24,437        $274,148
                                           ========    =======    =======        ========



                  See notes to pro forma financial information.

                                   CYRK, INC.
                                       AND
                              SIMON MARKETING, INC.
              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (in thousands, except per share data)

The following unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations of Cyrk and Simon, respectively, for the periods shown and assume the acquisition of Simon by Cyrk occurred on the first day of fiscal 1996. The unaudited pro forma information reflects the acquisition accounted for under the purchase method.

The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the transaction been consummated on the first day of fiscal 1996. These statements should be read in conjunction with the historical financial statements and related notes of the respective companies included elsewhere in this report or, in the case of Cyrk, previously filed with the Securities and Exchange Commission.



                                    Cyrk             Simon
                                  Year Ended       Year Ended         Pro              Pro
                                 December 31,     November 30,       Forma            Forma
                                    1996             1996          Adjustments      Combined
                                 -----------      ------------     -----------      --------
                                  (Audited)         (Audited)
Net sales                         $250,901          $395,255        $               $646,156

Cost of sales                      213,915           346,458                         560,373
                                  --------          --------        -------         --------

Gross profit                        36,986            48,797                          85,783
                                                                     (1,051)(6)
Selling, general and                                                 (6,795)(5)
 administrative expenses            37,035            45,871          1,760 (3)       76,820
                                  --------          --------        -------         --------

Operating income (loss)                (49)            2,926          6,086            8,963

Interest income, net                (2,423)              (35)         1,488 (4)         (970)
Equity in loss of affiliates         1,111                                             1,111
                                  --------          --------        -------         --------
Income before income taxes           1,263             2,961          4,598            8,822

Income tax provision                   825             2,809          2,153 (7)        5,787
                                  --------          --------        -------         --------
Net income                        $    438          $    152        $ 2,445         $  3,035
                                  ========          ========        =======         ========

Earnings per share                $   0.04                                          $   0.23
                                  ========                                          ========

Weighted average shares
 outstanding                        10,909                                            13,163
                                  ========                                          ========





                                     Cyrk             Simon
                                  Three Months    Three Months
                                     Ended            Ended              Pro          Pro
                                   March 31,       February 28,         Forma        Forma
                                     1997             1997           Adjustments    Combined
                                  ------------     ------------      -----------    --------
                                   (Unaudited)      (Unaudited)
Net sales                           $97,188          $101,583        $              $198,771

Cost of sales                        80,323            90,312                        170,635
                                    -------          --------        -------        --------

Gross profit                         16,865            11,271                         28,136

                                                                        (205)(6)
Selling, general and                                                  (1,484)(5)
 administrative expenses             11,257            11,383            440 (3)      21,391
                                    -------          --------        -------        --------

Operating income (loss)               5,608              (112)         1,249           6,745

Interest expense                        555                                              555
Interest income                        (861)             (418)           372 (4)        (907)
Equity in loss of affiliates            307                                              307
                                    -------          --------        -------        --------

Income before income
 taxes                                5,607               306            877           6,790

Income tax provision (benefit)        3,364               922           (153)(7)       4,133
                                    -------          --------        -------        --------
Net income (loss)                   $ 2,243             $(616)        $1,030        $  2,657
                                    =======          ========        =======        ========

Earnings per share                  $  0.21                                         $   0.20
                                    =======                                         ========

Weighted average shares
 outstanding                         10,807                                           13,061
                                    =======                                          =======


                  See notes to pro forma financial information.

                                   CYRK, INC.
                                       AND
                              SIMON MARKETING, INC.
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                   (unaudited)
                        (in thousands, except share data)

The pro forma unaudited condensed combined balance sheet of Cyrk and Simon as of March 31, 1997 and the pro forma unaudited condensed combined statements of operations of Cyrk and Simon for the years ended December 31, 1996 and November 30, 1996, respectively, and for the three months ended March 31, 1997 and February 28, 1997, respectively, have been prepared under the purchase method assuming:

(1) Pro forma adjustment to give effect to the payment by Cyrk of $28,350 in cash at closing, Cyrk's liability to pay $5,100 in cash to key employees of Simon within four years of the closing and the issuance by Cyrk of $24,500 in Cyrk common stock (2,254,169 shares, based on the average of the last sale price of $10.86875 per share, as reported by Nasdaq, for the twenty trading days ended May 6, 1997) for all of the issued and outstanding capital stock of Simon and to eliminate Simon's equity accounts.

(2) Pro forma adjustment to give effect to the excess of the purchase price of $60,150 over the fair value of net assets acquired of $7,363 as of March 31, 1997, determined as follows:


Total amount of cash and Cyrk stock paid or to be paid
 to Simon Shareholders or key employees                            $57,950
Estimate of capitalizeable direct expenses
 related to the acquisition                                          2,200
                                                                   -------
Estimated total purchase price                                      60,150
Less: fair value of Simon's net assets as of the
 end of Simon's first quarter of fiscal 1997                         7,363
                                                                   -------
Excess of the purchase price over the fair value
 of net assets acquired/goodwill                                   $52,787
                                                                   =======

(3) Pro forma adjustment to reflect amortization of goodwill over a period of 30 years.

(4) Pro forma adjustment to reduce Cyrk's interest income as a result of its $28,350 cash outlay at closing to acquire Simon, assuming an effective interest rate of 5 1/4%, which approximates Cyrk's 1996 average yield on its short-term investments of excess cash.

(5) Pro forma adjustment to reflect the elimination of non-recurring Simon compensation related expenses as a result of the acquisition.

(6) Pro forma adjustment to reflect the elimination of legal and accounting fees attributable to the transaction which were expensed.

(7) Pro forma adjustment to reflect the tax effect of tax deductible pro forma adjustments at applicable statutory rates, determined as follows:



                                       December 31,          March 31,
                                          1996                 1997
                                       ------------          ---------
Total pro forma adjustments              $4,598             $   877
Add:  Non-deductible goodwill             1,760                 440
Less: Simon domestic losses
      previously reserved to
      a valuation allowance
      which can be offset by
      taxable income                       (975)             (1,700)
                                         ------             -------
                                          5,383                (383)
Statutory rate                               40%                 40%
                                         ------             -------
Income tax provision (benefit)           $2,153             $  (153)
                                         ======             =======

                                       30